EXHIBIT 5.2

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May 16, 2008
Cricket Communications, Inc.
10307 Pacific Center Court
San Diego, CA 92121
Re:	Registration Statement on Form S-4; Exchange Offer for $350,000,000 Aggregate Principal Amount of Senior Notes
Ladies and Gentlemen:
          We have acted as special counsel to Cricket Communications, Inc., a Delaware corporation (the “Company”), in connection with the guarantee (the “Guarantee”) of up to $350,000,000 aggregate principal amount of 9.375% Senior Notes due 2014 (the “Exchange Notes”) by Hargray Wireless, LLC, a Delaware limited liability company (the “Guarantor”), under the Indenture dated as of October 23, 2006 (as supplemented, the “Indenture”), including the Guarantee, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2008 as amended by Amendment No. 1 filed with the Commission on May 16, 2008 (the “Registration Statement”). The Exchange Notes and Guarantee will be issued in exchange for the Company’s outstanding 9.375% Senior Notes due 2014 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Guarantee.
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Limited Liability Company Act of the State of Delaware and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Cricket Communications, Inc.
May 16, 2008

LATHAM & WATKINS LLP
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
The Guarantee has been duly authorized by all necessary limited liability company action of the Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantee will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
          Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) provisions purporting to make a guarantor primarily liable rather than as a surety and (f) the severability, if invalid, of provisions to the foregoing effect.
          We express no opinion with respect to: (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.
          With your consent, we have assumed: (a) that the Indenture, the Guarantee and the Exchange Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and the Guarantor, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or

Cricket Communications, Inc.
May 16, 2008

LATHAM & WATKINS LLP
instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP